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                              Exhibit 23(d)(2)(ccc)

Amendment to Investment Sub-Advisory Agreement - TA IDEX AllianceBernstein International Value

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[Letterhead]

January 20, 2006

CONFIDENTIAL

Alliance Capital Management L.P.
1345 Avenue of the Americas
New York, NY 10105
Attn: Chris Costello

     Re: Sub-Advisory Compensation Letter Agreement

Dear Mr. Costello:

     Transamerica Fund Advisors, Inc. ("TFAI") and Alliance Capital Management L.P. ("Alliance") have entered into a Sub-Advisory Agreement effective November 7, 2005 (the "Agreement") with regard to providing investment sub-advisory services to TA IDEX AllianceBernstein International Value, which agreement provides for the payment of sub-advisory compensation to Alliance at reduced rates from the rates generally paid to Alliance for it sub-advisory services. These reduced rates were agreed upon based on the overall level of assets sub-advised by Alliance with TFAI and its affiliates. In order to clarify the expectations of parties concerning such level of assets managed by Alliance, the parties desire to enter into this letter agreement to ensure that Alliance shall manage at least a certain level of assets with TFAI and its affiliates during the term of the Agreement. Effective as of January 11, 2006, TFAI and Alliance agree as follows:

1. The fee schedule set forth in the Sub-Advisory Agreement effective November 7, 2005 concerning TA IDEX AllianceBernstein International Value (the "Agreement") shall be applicable for so long as (i) TFAI and/or affiliates of TFAI maintain at least one other account with Alliance for which Alliance is retained as a sub-adviser in addition to the account established under the Agreement (such other account(s) being hereinafter referred to as the "Related Sub-Advisory Account(s)") and (ii) the market value of at least one of the Related Sub-Advisory Accounts is not less than $25 Million. In the event that such conditions are not satisfied at the end of any month, the fee due to Alliance under the Agreement for such month, as calculated in accordance with the fee schedule, shall be increased by 10%.

2. This letter agreement will remain in effect during the term of the Agreement.

                                        Very truly yours,

                                        Transamerica Fund Advisors, Inc.


                                        By:
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Name: T. Gregory Reymann, II
Title: Vice President
Acknowledged and Agreed:


Alliance Capital Management L.P.


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